EXHIBIT 2.1

                      ASSET PURCHASE AND TRANSFER AGREEMENT
                      -------------------------------------

This Asset Purchase and Transfer Agreement (the "Agreement") is entered into as of 25 June 2002, among

1.     Cybernet  Internet  Dienstleistungen  AG
       Stefan-George-Ring  19-23,  D-81929  Munich


                                 -  hereinafter  referred  to  as  "Seller"  -

and

2.     Disko  Leasing  GmbH
       Fritz-Vomfelde-Strasse 2 - 4
       40547  Dusseldorf
                                 -  hereinafter  referred  to as "Purchaser" -

                - 1. and 2. together hereinafter referred to as the "Parties"
                  and each a "Party" -

                                    Preamble

1. Seller is engaged in the internet service providing business and leases premises - which are not owned by Seller - for data-centers in Frankfurt, Hamburg and Munich (individually, a "Data-Center" and collectively, the "Data-Centers"). Seller is leasing the premises as lessee on the basis of (i) a lease agreement concerning the Frankfurt Data Center with GiP Gewerbe im Park GmbH ("GIP") dated June 7/11, 1999 taken over by DIFA Deutsche Immobilien Fonds AG ("DIFA") on the basis of a unilateral transaction dated November 23, 1999 and amended by supplement between the Seller, DIFA and Telehouse International Corporation of Europe Ltd. ("Telehouse Europe"), dated September 1, 2000 (the "Frankfurt Lease Agreement"), (ii) a lease agreement concerning the Munich Data Center with DIFA dated June 30/July 7, 1999 amended by the supplement between the Seller, DIFA and Telehouse Europe dated November 1, 2000/February 15, 2001 (the "Munich Lease Agreement"), (iii) a lease agreement concerning the Hamburg Data Center with DIFA dated January 27, 1999 amended by the supplement between the Seller, DIFA and Telehouse Europe dated October 18/November 1/December 4, 2000 (the "Hamburg Lease Agreement"), (collectively, the "Lease Agreements"). Seller also owns hardware or has certain proprietary rights as beneficial ownership (wirtschaftliches Eigentum) to such hardware and has rights to use such hardware under the terms of the Lease Agreements and has equipped the Data-Centers with such hardware in order to let the Data-Centers to third parties.

2. Telehouse Deutschland GmbH, a company with its registered office at Hanauer Landstrasse 316-320, 60314 Frankfurt, ("Telehouse") operates (i) the Frankfurt Data-Center as a lessee on the basis of a data-center operating agreement with the Seller dated August 30, 2000 amended by a supplement dated July 2, 2001 (the "Frankfurt Data-Center Agreement"),
       (ii) the Munich Data-Center on the basis of a data-center operating agreement with the Seller dated September 29, 2000, amended by a

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       supplement dated July 2, 2001 (the "Munich Data-Center Agreement"), and
       (iii) the Hamburg Data-Center on the basis of a data-center operating agreement with the Seller dated September 29, 2000 (the "Hamburg Data-Center Agreement"), (collectively, the "Data-Center Agreements").

3. The Seller leases back from Telehouse co-location areas on the basis of a data center service agreement of July 3, 2001 regarding premises in the Data Centers in Frankfurt and Munich (the "Data Center Service Agreement"), which shall not be affected by this Agreement, but which shall be amended.

4. By this Agreement, the Parties hereto intend to enable the Purchaser instead of the Seller to provide such services and performances which heretofore the Seller has effected for Telehouse, and therefore the Parties agree (i) to sell and transfer to the Purchaser all of the assets, equipment, furniture and fixtures and all of Seller's other proprietary rights to such assets, equipment, furniture and fixtures and its rights under the terms of the Lease Agreements to use such assets, equipment, furniture and fixtures which are located in the Data-Centers and as set forth hereinafter, (ii) to arrange for the intended termination of the Hamburg Lease Agreement and parts of the Frankfurt and Munich Lease Agreements and the conclusion of new leases with DIFA and Telehouse which conditions mirror the Lease Agreements (the "New Lease Agreements"), (iii) to arrange for an agreement between Telehouse, DIFA, and the Purchaser, in order that Telehouse and DIFA give consent to the transfer of the Seller's title, of other proprietary rights and of the Seller's rights under the terms of the Lease Agreements to use as mentioned under (i) and agree to grant to the Purchaser the same legal and contractual title and positions in such respect as the Seller holds under the Lease Agreements and (iv) to provide for the termination of the Data-Center Agreements between the Seller and Telehouse in order to permit the Purchaser to enter into a new service agreement with Telehouse (the "New Service Agreement").

Now,  therefore,  the  Parties  agree  as  follows:


                                    Section 1
                        Objects of Purchase and Transfer
                             (Assets and Contracts)

Object of this Agreement are (i) the Lease Agreements, (ii) the assets, equipment, furniture and fixtures of Seller as listed hereinafter, (iii) the proprietary and contractual rights to the assets and (iv) the contracts which follow:

     a) Frankfurt Lease Agreement as set forth in Exhibit 1 and to the extent as areas marked in Exhibit 2;
     b) Munich Lease Agreement as set forth in Exhibit 3 and to the extent as areas marked in Exhibit 4;
     c)    Hamburg  Lease  Agreement  as  set  forth  in  Exhibit  5;
     d) any and all of the assets and equipment, furniture and fixtures as currently used by Telehouse for the carry on of the business of operating the Data-Centers and which are located in the areas marked in Exhibit 2a, 4a and 6, in particular as set forth in, but not limited to Exhibit 7, and the complete documentation relating thereto as set forth in Exhibit 10 and 11 (the


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           "Assets") and any and all other proprietary rights to the aforesaid
           Assets and any and all rights under the terms of the Lease Agreements to use the aforesaid Assets; and
     e) all guaranty agreements and warranties and guarantee warranties provided by suppliers, producers, service providers and contractors relating to the Assets ("Guarantees"), particularly as listed in, but not limited to Exhibit 8.
     f)    the  Data-Center  Agreements


                                    Section 2
                           Sale, Purchase and Transfer

1. With the exception of (i) the Lease Agreements and the Data-Center Agreements which shall be terminated and (ii) the Data-Center Service Agreement which shall be amended pursuant to Section 5 (b) (v) hereunder, the Seller hereby agrees to sell the Assets and transfer the rights under the Guarantees to the Purchaser and the Purchaser hereby agrees to purchase the Assets and accepts the transfers and the Seller shall transfer title to the sold Assets and the rights under the Guarantees as more precisely set out hereunder.

2. The Seller herewith transfers title (Eigentum) to the Assets as far as they are legally qualified as movables or as fictitious integral parts (Scheinbestandteile, Sec. 95 German Civil Code) of the premises leased by the Seller and any other rights (including expectant rights (Anwartschaftsrechte)) with regard to the Assets to the Purchaser and assigns to the Purchaser his claims for delivery of the Assets under Sec. 931 German Civil Code. As far as the Assets are legally qualified as integral parts (wesentliche Bestandteile, Sec. 94 German Civil Code) of the premises leased by the Seller, the Seller herewith transfers his other proprietary rights to the Assets, i.e. the beneficial ownership (wirtschaftliches Eigentum) with regard to the Assets to the Purchaser and assigns any and all of his rights, claims and interests with respect to these proprietary rights to the Purchaser. Further the Seller herewith transfers and assigns any and all of his rights under the Lease Agreements, which will be replaced pursuant to the terms of this Agreement, to use the Assets (movables, fictitious integral parts and integral parts) to the Purchaser. The Purchaser hereby accepts the transfer of title, rights, claims and interests to the Assets.

3. To the extent permitted under the Guarantees, and subject to the conditions as set forth in Section 5 of this Agreement, the Seller herewith assigns its rights and entitlements under the Guarantees to the Purchaser and the Purchaser is accepting such assignment. Where consent of a third party is required to permit the transfer or assignment to the Purchaser of the interest of the Seller in any of the Assets in the manner contemplated by this Agreement, any such transfer or assignment where the required consent has not been received on or before the Effective Date as set forth in Section 4 of this Agreement or where the Parties have agreed not to apply for a consent (a "Retained Asset") shall not have legal effect in each case until the applicable consent has been received thereafter and such Retained Asset shall be held by the Seller following signing of this Agreement in trust for the benefit and exclusive use of the Purchaser. The Seller shall only make use of such Retained Asset in accordance with the directions of the Purchaser.


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4.     The  transfers and assignments mentioned in this Section 2 are subject to the fulfillment or waiver of all of the signing conditions as set forth in Section 5 of this Agreement (aufschiebende Bedingung), in particular the receipt of the Purchase Price as defined in Sec. 3.1. by the Seller.

5. The Seller undertakes to use his best efforts to enter (i) into a termination agreement as drafted in Exhibit 9 with Telehouse concerning the termination of all of the Data-Center Agreements, such termination to take effect on the Effective Date as defined below, and (ii) into a termination agreement with DIFA in respect of each of the Lease Agreements, in order to enable Telehouse to enter into the New Lease Agreements. Further, the Seller undertakes to use his best efforts to arrange within the framework of the New Lease Agreements for an agreement between Telehouse and DIFA, and these with the Purchaser, in order of Telehouse and DIFA giving consent to the transfer of title, rights, claims and interests as set forth in Sub-Section 2 above and DIFA agreeing to grant for the benefit of the Purchaser, with respect to title, rights, claims and interests transferred, the same legal and contractual title and position as the Seller holds under the Lease Agreements. The undertaking of the Seller pursuant to this Section 2 (5) shall be considered fulfilled, when the respective parties have entered into the respective agreements.


                                    Section 3
                                  Consideration

1. As consideration for the sale and transfer of the Assets the Purchaser shall pay a total amount of Euro 38,966,577.32 (Euro thirty-eight million nine hundred sixty-six thousand five hundred seventy-seven and thirty-two; the "Purchase Price") (Euro 33,591,877.00 plus VAT at the statutory rate [=Euro 5,374,700.32]) (see Sub-Section 4 below), which shall be payable as of 25 June 2002.

2.     Payments  to  the  Seller  shall  be  made  into  the  following account:

       Deutsche  Bank  AG,  Frankfurt
       Swift  Code:  DEUTDEFF
       Favour  Account  No.  100  941  8088  00
       INO  Bank  Sal.  Oppenheim,  Zurich
       FFC  Account  No.  88'637
       INO  MFC  Merchant  Bank  S.A.,  Herisau
       Ref:  Cybernet/Acc.  100.596/00.

3. Any part of the Purchase Price in default shall bear interest at a rate of 3-Months-LIBOR plus 2,0 % p.a.

4. Any applicable value added tax shall be added to the Purchase Price. If the Transfer of the Assets as set forth in Section 1 is being treated by the tax authorities as a transfer which is not VAT-exempted, the Seller shall provide the Purchaser at the applicable tax point with a valid VAT invoice of the Purchase Price. The Purchaser shall be entitled to assign to the Seller his claim for VAT-deduction (Vorsteuerabzugsanspruch) against the tax office in lieu of payment provided that such assignment is legally possible und consented to by the competent tax office. The Seller shall ensure that until the

       Effective Date all records are kept and all returns are made in connection with the Assets, as may be required by law for the purpose of the enticement relating to VAT.


                                    Section 4
                                 Effective Date

The  effective  date  shall  be  25  June  2002  (the  "Effective Date").


                                    Section 5
                          Concurrent Signing Conditions

Subject  to the complete fulfillment of the conditions set out hereunder in this
Section  5  or  the  waiver  thereof  by  the  respective  other  Party,

a)     the  Seller  shall

       (i) enter into a termination agreement between the Seller and DIFA in respect of the Lease Agreements (termination of partial spaces as agreed between Seller and DIFA; ), such termination being effective no later than 30 June 2002;

       (ii) cause Telehouse and DIFA to enter into an agreement with Purchaser as is provided for in Section 5 (b) (i) below;

       (iii) deliver Assets, including the documentation thereto (as listed in Exhibit 10 and 11), which are not in possession (Besitz) of Telehouse, if any, to Telehouse. To the extent copyrights in connection with the Assets are existing and are not transferable, particularly software and know-how, the Seller grants to the Purchaser and to Telehouse an unlimited and exclusive copyright license to the extent such transfer is legally possible;

       (iv) assign to Telehouse all his warranty claims and other claims, if any, against producers and former owners of the Assets;

       (v) transfer the right of the keys (Schlusselrecht) regarding the Data-Centers to Telehouse;

       (vi) return to Telehouse all comfort letters and bank guarantees provided by Telehouse to Seller in connection with the Data-Center Agreements;

       (vii) enter into an agreement with Telehouse providing for the termination of the Data-Center Agreements as of the Effective Date whereby the obligation of Telehouse to pay the monthly fee under the Data-Center Agreements shall cease as of the Effective Date;

       (viii) either (i) provide the Purchaser with an absolute bank guarantee, or (ii) make a guarantee deposit to Telehouse (escrow account) amounting to Euro 500,000.00 in order to secure any claims of the Purchaser as set forth in Section 6 Sub-Section 3 and Section 9 below. The bank guarantee shall be payable on first demand (auf erstes Anfordern) by a respectable German Bank. The guarantee shall contain a waiver of pleas according to sections 768, 770 and 771 of the German Civil Code (BGB) and shall be limited to a time period of 12 months after the Effective Date. After six months from the Effective Date the Seller may reduce the amount of the bank guarantee provided to the Purchaser to an amount of Euro 250,000 (Euro two hundred fifty thousand); should the Seller elect to make the guarantee deposit, such deposit shall be repayable to the Seller on satisfaction by Telehouse of a replacement bank guarantee ("Replacement Guarantee"). The Purchaser shall be entitled to assign the claims as set forth in
               Section 6 Sub-Section 3 and Section 9 below and the guarantee deposit to Telehouse in the New Service Agreement.

       (ix) enter into an addendum agreement to the Data Center Service Agreement as drafted in Exhibit 13.

b)     the  Purchaser  shall

       (i) within the framework of the New Lease Agreements enter into agreements with Telehouse and DIFA, in order to receive DIFA's consent to the transfer of title, rights, claims and interests as set forth in Section 2.2 above and DIFA agreeing to grant for the benefit of Purchaser, with respect to title, rights, claims and interests transferred, the same legal and contractual title and position as the Seller holds under the Lease Agreements;

       (ii)    pay  the  Purchase  Price  according  to  Section  3.1;

       (iii) provide to Seller a confirmation of Mizuho Corporate Bank, Ltd., Dusseldorf ("MCB"), that MCB has received from the Purchaser the irrevocable instruction to pay (i) the Purchase Price to Seller and (ii) that MCB effects the transfer of the Purchase Price to the Seller at its account as indicated under Sec. 3 (2) and that the Purchase Price will be available at this account not later than 2 days after the date of this Agreement;

       (iv)    enter into a New Service Agreement with Telehouse as drafted in
               Exhibit 14;

       (v) cause Telehouse to enter into an addendum agreement to the Data Center Service Agreement as drafted in Exhibit 13;

c)     Telehouse  shall

       (i) have entered into New Lease Agreements with DIFA for the residual period of the Lease Agreements;

       (ii) have entered into agreement with DIFA and the Purchaser as is provided for in Section 5 (b) (i) above.


                                    Section 6
                                  Documentation

1. The Seller and the Purchaser shall provide to each other, and at the Purchaser's request, the Seller shall provide to Telehouse, any and all information and shall assist in any and all transactions necessary for consummating this Agreement. In particular, as requested by the Purchaser or, as the case may be, by Telehouse, the Seller will forward any and all documentation relating to the Assets and available to the Seller to the Purchaser, or, at the Purchaser's request, to Telehouse, including the documentation listed in Exhibit 10 and 11, exclusive only of such items as referenced in the Settlement Agreement ("Documentation").

2. The Seller shall not hold back any copies of the Documentation unless required by applicable law or accounting principles. In the case that documentation has to be kept back due to requirements by applicable law or accounting principles, the Seller shall immediately inform the Purchaser about the Documentation held back.

3. In case the Seller does not provide the Purchaser, or at the Purchaser's request Telehouse, with the complete Documentation on the Effective Date, the Purchaser himself may or, in its absolute discretion the Purchaser may authorize Telehouse to produce or ask a third party to produce such missing parts of the Documentation at the Seller's costs if the Seller does not provide the missing parts of the Documentation within another two weeks after being informed of the incompleteness of the Documentation by the Purchaser or, as the case may be, Telehouse. The Seller is only obliged to pay for the production of the missing parts of the Documentation if being provided with a respective invoice for such work.


                                    Section 7
                           [intentionally left blank]


                                    Section 8
                          Representation and Warranties

1. The Seller warrants and guarantees ("sichert zu") (in the meaning of Sec. 443 German Civil Code) the following as of the day of signing hereof:

       a) the Seller is the sole and unrestricted owner (Eigentumer) of the Assets or is the sole and unrestricted holder of the other proprietary rights, i.e. beneficial ownership (wirtschaftliches Eigentum) and of all further title, rights, claims and interests transferred to the Purchaser with respect to the Assets and is not restricted with respect to any assignment (Verfugung) of the Assets or to such other proprietary rights and further title, rights, claims and interests, except


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              for  the  title of DIFA to the assets which form integral parts of the  premises  leased  by  the  Seller;

       b) the Assets, other proprietary rights, further title, rights, claims and interests with respect to the Assets and the payment claims are free of any rights of third parties within the meaning of sec. 433 et subs. of the German Civil Code except for the Assets which form integral parts of the premises leased by the Seller, for the rights of DIFA to claim for either the removal or for the acquisition of the Assets for consideration under the terms of the Lease Agreements and for DIFA's landlord's lien which has not been asserted;

       c) all Assets are ledger assets; the activation of the Assets in the Seller's balance sheet is fully in accordance with the respective accounting rules and principles under German law and is approved by the fiscal authority;

       d) there are no licenses, in particular software licenses, required in order to use and operate the Assets except the consent of DIFA and Telehouse as is provided for in Section 5 (b) (i) above;

       e) all invoices in connection with the Assets are fully paid by the Seller, there are no claims of third parties, particularly of suppliers, producers or former owners of the Assets, against the Seller with respect to the Assets;

       f) the list of warranty claims and warranty guarantees as set forth in Exhibit 8 is true and complete, and the conditions under which such guarantees were granted were not breached by the Seller;

       g) there are no other actions or confirmations required by any third person in order to transfer the Assets from the Seller to the Purchaser;

       h) the Seller has done all acceptance of performance (Abnahmen) with regard to the Assets and the documentation to be provided by the Seller to the Purchaser or, at the Purchaser's request, to Telehouse contains all respective acceptance protocols (Abnahmeprotokolle);

       i) all final official inspections and approvals (bauamtliche Abnahmen/Genehmigungen) for the Assets have been carried out and granted by the respective authorities, and all such certificates have been handed over by Seller to Purchaser, or, at the Purchaser's request, to Telehouse, as set forth in Exhibit 11;

       j) the documents and information, which have been made available by the Seller to the Purchaser, or, at the Purchaser's request, to Telehouse, are true and complete;

       k) the execution of this Agreement will not result in any violation of any obligation the Seller has with respect to the Assets or any third party;

       l) none of Seller's employees is occupied in the operating of the Data-Centers. Therefore, the transfer of the Objects from the Seller to the Purchaser does not mean a transfer of a business in the meaning of sec. 613a of the German Civil Code;

       m) there are no legal actions or threats thereof against the Seller which could affect the Transfer of full and unencumbered title to the Assets.


2. The parties agree that it shall not be considered a breach of the representations and warranties above, if the matters and facts subject thereof are not material for conducting of the Purchaser's business in regard to the Assets purchased under this Agreement and if the amount of losses, damages or indemnification (as set out under Sec. 9 below), in each separate case, does not exceed Euro 5,000.00 (Euro five-thousand).

3.     Any  further  or  other  representations  and  warranties  are  excluded.


                                    Section 9
                     Breach of Representation or Warranties,
                                 Indemnification

1. If a representation, warranty and/or guarantee in section 8 is untrue, incomplete or not complied with, the Seller shall compensate the Purchaser or as the case may be, Telehouse for any damages, losses, expenses, liabilities and other disadvantages of any kind and nature which would not exist if such representation, warranty and/or guarantee were true, complete and complied with. This obligation exists regardless of whether or not the misrepresentation or misstatement is attributable to the negligence (Verschulden) of the Seller.

2. The rights pursuant to sec. 8 and 9 do not affect the rights of the Purchaser to assert the statutory claims and remedies, such as specific performance, rescission (Rucktritt) of this Agreement, reduction (Minderung) of the purchase price, claims for damages etc. However, Purchaser shall not be entitled to rescind from this Agreement if the matter which is subject to such claim is not material for conducting of the Purchaser's business in regard to the Assets purchased under this Agreement.

3. The Purchaser shall be entitled to exercise his rights under or in connection with this Agreement regardless of whether or not any of the Purchaser or Telehouse, their accountants, legal advisors or any of their directors or employees was aware or could have been aware of the fact that a representation, warranty and/or guarantee is untrue, incomplete or not complied with. The provisions of sec. 442 German Civil Code and sec. 377 et subs. German Commercial Code shall not apply.

4. Unless a longer limitation period is provided for by statutory law in which case such longer period shall apply, the claims of the Purchaser or, as the case may be, Telehouse under or in connection with this Agreement shall be time-barred one year after the Effective Date, provided, however, that claims directly or indirectly relating to taxes, contributions and other duties relating to the Assets for time periods up to the Effective Date shall be time-barred one year after they have finally and completely been assessed. The limitation period may in any case be validly interrupted if the claim has been asserted in writing prior to the expiration of the limitation period.

5. The Seller shall indemnify the Purchaser and Telehouse from any claim, which might be asserted against the Purchaser or as the case may be Telehouse under or in connection with the following:

       (i) taxes, contributions and other public duties with respect to the Assets and agreements relating to time periods until the Effective Date;
       (ii) a transfer of a business by the meaning of sec. 613a of the German Civil Code.

       The indemnification covers all costs, damages or expenses (including court and attorney fees in defending against any claim) thus incurred by the Purchaser or Telehouse.


                                   Section 10
                              Competition Restraint


1. For a period of five years after the Effective Date the Seller shall not directly or indirectly, in any other manner establish, operate or participate in Data Centers or similar utilities in Frankfurt am Main, Munich and Hamburg as a competitor of Telehouse within the business as currently conducted by Telehouse.

2. This competition restraint shall not apply to the acquisition of shares, which are quoted on the stock exchange in competitive companies for the purpose of a mere capital investment.

3. In case the Seller is or is presumed to be in breach of his obligations set forth in this Section 10, the Seller is obliged to pay to Telehouse a contractual penalty in the amount of EURO 50,000.00 for each and every individual breach and for breaches of duration EURO 50,000.00 for each commenced week. The application of the German law concept of "Fortsetzungszusammenhang" under which multiple breaches can be considered as one single breach is excluded.

4. Any rights of Telehouse to claim additional damages caused by the breach of this Section 10 for which the contractual penalty is triggered shall remain unaffected, as well as any other remedy Telehouse may have by operation of law.

                                   Section 11
                                     Notices

All notices and other communications under this Agreement must be in writing and sent - prior by telefax - by courier or mail to the following addresses (or at such other address as may be specified):

     To  the  Seller:    Cybernet  Internet  Dienstleistungen  AG
                         Attn.:  Mr  Eduard  Seligmann
                         Stefan-George-Ring  19  -  23
                         D-81929  Munich

     With  a  copy  to:  Herzog  Rechtsanwalte
                         Attn:  Mr  Christoph  Heyne
                         Paul-Ehrlich-Strasse  37  -  39
                         D-60596  Frankfurt/Main

     To  the  Purchaser: Disko  Leasing  GmbH
                         Attn.:  Thilo  Buller/Frank  Lowenstein
                         Fritz-Vomfelde-Strasse  2  -  4
                         D-40547  Dusseldorf

     With  a  copy  to:  Rodl  &  Partner
                         Attn:  Dr.  Ulrich  Hottenbacher
                         Rudolf-Diesel-Strasse  7
                         D-65760  Eschborn

                         Lovells
                         Attn:  Marc  Werner/Oliver  Platt
                         Darmstadter  Landstrasse  125
                         D-60598  Frankfurt/Main


                                   Section 12
                                 Confidentiality

1. The Parties will not at any time hereafter divulge (other than as required by law) any confidential information in relation to the Assets or this Agreement.

2. For the purposes of Sub-Section 1, "confidential information" shall include information of a confidential nature and not publicly known which is owned by the Seller or used in or otherwise relates to the Assets including, without limitation, information relating to:

       (i) the business methods, corporate plans, management systems, finances, new business opportunities or development projects of the Assets; or

       (ii) the marketing or sales of any past or present or future products, goods or services including, without limitation, customer names and lists and other details of customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and advertising and other promotional materials; or

       (iii) future projects, business development or planning, commercial relationships and negotiations; or

       (iv) any trade secrets or other information relating to the provision of any product or service.


                                   Section 13
                               Prior Arrangements

This Agreement supersedes all prior arrangements and understandings, both written and oral, with respect thereto. However, for the avoidance of doubt, the Data Center Service Agreement between Seller and Telehouse as listed in Exhibit 12 shall remain unaffected by the aforesaid.


                                   Section 14
                                    Expenses

1. Each Party shall bear its own expenses relating to the execution or consummation of this Agreement, including any fees and disbursements of their respective legal, accountancy and other advisors.

2. Any costs charged by DIFA in connection with the termination of the Lease Agreements and the conclusion of the New Lease Agreements shall be borne by the Seller.


                                   Section 15
                           Governing Law, Jurisdiction

1. This Agreement shall be governed exclusively by German law and construed in accordance with the laws of the Federal Republic of Germany without regard to the conflicts of laws rules and the United Nations Convention on the International Sale of Goods.

2. The regional court of Frankfurt am Main shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement.


                                   Section 16
                                  Severability

Should any provision of this Agreement or any provision to be incorporated in future be or become invalid or unenforceable, the validity of the balance of this Agreement shall not be affected thereby. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which to the extent legally permissible comes as close as possible to what the Parties had intended or would have intended according to the spirit and purpose of this Agreement if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope or time period.

                                   Section 17
                        In-Writing Requirement, Exhibits

1. Any amendment or supplement to this Agreement must be in writing. This also applies to this section 17.

2.     Any  and  all  Exhibits  are  part  of  this  Agreement.


Dusseldorf,  25  June  2002




For  Cybernet  Internet  Diensleistungen  AG:


/s/ Andreas Eder  /s/ Claudio Morandi
-------------------------------------------------


For  Disko  Leasing  GmbH:


/s/ Gerhard Hackemesser  /s/ Thomas Scheithauer
-------------------------------------------------

Exhibits

Exhibit  1     Frankfurt  Lease  Agreement
Exhibit  2     Marked  Area  of  Frankfurt  Data-Center
Exhibit  2  A  Marked  Area  of  Frankfurt  Data-Center  regarding the Assets
Exhibit  3     Munich  Lease  Agreement
Exhibit  4     Marked  Area  of  Munich  Data-Center
Exhibit  4  A  Marked  Area  of  Munich  Data-Center  regarding  the  Assets
Exhibit  5     Hamburg  Lease  Agreement
Exhibit  6     Area  of  Hamburg  Data-Center  regarding  the  Assets
Exhibit  7     Assets,  Equipment,  etc.
Exhibit  8     Guaranty  Agreements  and  Warranties  and  Warranty  Guarantees
Exhibit  9     Termination  Agreement
Exhibit  10    Documentation  (new)
Exhibit  11    Documentation  (old)
Exhibit  12    Data-Center  Service  Agreement
Exhibit  13    Addendum  to  Data-Center  Service  Agreement
Exhibit  14    New  Service  Agreement
Exhibit  15    List  of  major  Assets